Exhibit 5.1

EDAP TMS SA

4 rue du Dauphiné

69120 Vaulx-en-Velin,

France

Vaulx-en-Velin, May 14, 2025

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	2025 Restricted Stock Unit (Free Share) Plan

Ladies and Gentlemen:

I am the Legal Affairs Director of EDAP TMS SA (the “Company”), a company incorporated in France. In that capacity, I have acted as counsel for the Company in connection with the 2025 Restricted Stock Unit (Free Share) Plan (the “2025 RSU (Free Share) Plan”). In that regard, the Company is filing a registration statement on Form S-8 to register the following number of ordinary shares of the Company, par value €0.13 per share issuable to employees of the Company and direct and indirect subsidiaries of the Company: 600,000 shares (the “Shares”) under the 2025 RSU (Free Share) Plan. This opinion is limited to the laws of France and is provided to you solely for your benefit as a supporting document for the Shares.

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the 2025 RSU (Free Share) Plan, will be validly issued, fully-paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of France, and I express no opinion herein as to the effect of any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blandine Confort
Name: Blandine Confort
Title: Legal Affairs Director